Exhibit 99.1

Charles River Laboratories Announces Fourth-Quarter and Full-Year 2017 Results from Continuing Operations and Provides 2018 Guidance

– Fourth-Quarter Revenue of $478.5 Million and Full-Year 2017 Revenue of $1.86 Billion –

– Fourth-Quarter GAAP Loss per Share of $0.63 and Non-GAAP Earnings per Share of $1.40 –

– Full-Year GAAP Earnings per Share of $2.54 and Non-GAAP Earnings per Share of $5.27 –

– Provides 2018 Guidance –

– ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE MPI RESEARCH –

WILMINGTON, Mass--(BUSINESS WIRE)--February 13, 2018--Charles River Laboratories International, Inc. (NYSE:CRL) today reported its results for the fourth-quarter and full-year 2017 and provided guidance for 2018. For the quarter, revenue from continuing operations was $478.5 million, an increase of 2.5% from $466.8 million in the fourth quarter of 2016. Revenue growth was driven by the Discovery and Safety Assessment and Manufacturing Support segments.

The addition of a 53rd week at the end of 2016, which is periodically required to align to a December 31st calendar year end, reduced reported fourth-quarter revenue growth by 5.1%. The February 2017 divestiture of the Contract Development and Manufacturing (CDMO) business reduced reported revenue growth by 1.1%. The impact of foreign currency translation benefited reported revenue growth by 2.4%. The acquisition of Brains On-Line contributed 0.7% to consolidated fourth-quarter revenue growth, both on a reported basis and in constant currency. Excluding the effect of these items, organic revenue growth was 5.6%.

On a GAAP basis, the fourth-quarter net loss from continuing operations attributable to common shareholders was $29.8 million, a decrease from net income of $44.7 million for the same period in 2016. The fourth-quarter diluted loss per share on a GAAP basis was $0.63, a decrease from earnings per share of $0.93 for the fourth quarter of 2016. The GAAP loss per share resulted from one-time expenses related to U.S. tax reform in the fourth quarter of 2017, which reduced earnings by $78.5 million, or $1.66 per share.

On a non-GAAP basis, net income from continuing operations was $68.2 million for the fourth quarter of 2017, an increase of 16.9% from $58.3 million for the same period in 2016. Fourth-

quarter diluted earnings per share on a non-GAAP basis were $1.40, an increase of 15.7% from $1.21 per share for the fourth quarter of 2016. The non-GAAP earnings per share increase was driven primarily by a gain from the Company’s venture capital investments, as well as higher revenue and operating income.

On both a GAAP and non-GAAP basis, the gain from the Company’s venture capital investments contributed $0.14 per share in the fourth quarter of 2017, compared to a $0.02 gain for the same period in 2016. An excess tax benefit associated with stock compensation contributed $0.03 per share.

James C. Foster, Chairman and Chief Executive Officer, said, “Our strong performance in 2017 reflects robust client demand across our broad portfolio of essential, early-stage drug research and manufacturing support products and services, as well as disciplined investments in staffing and infrastructure we are making to support our continuing growth.”

“We are continuing to strategically expand our portfolio with the intended acquisition of MPI Research, which will enhance our capabilities and provide capacity for growth in the Discovery and Safety Assessment segment. The continuing expansion of our unique portfolio enhances the value we can provide to clients, which is the basis for our expected growth in 2018 and over the longer term,” Mr. Foster concluded.

Fourth-Quarter Segment Results

Research Models and Services (RMS)

Revenue for the RMS segment was $120.4 million in the fourth quarter of 2017, a decrease of 3.4% from $124.7 million in the fourth quarter of 2016. Organic revenue declined by 1.4%, driven primarily by lower revenue for research models outside of China and the Research Animal Diagnostic Services (RADS) business. The decline was partially offset by higher revenue for research models in China, and the Insourcing Solutions and Genetically Engineered Models and Services (GEMS) businesses.

In the fourth quarter of 2017, the RMS segment’s GAAP operating margin decreased to 10.5% from 26.7% in the fourth quarter of 2016. The GAAP operating margin decline was related primarily to an asset impairment and related charges associated with the planned closure of the Company’s research model production site in Maryland, which was announced in November 2017. On a non-GAAP basis, the operating margin decreased to 26.0% from 27.3% in the fourth quarter of 2016. The non-GAAP operating margin decline was driven primarily by the research models business.

Discovery and Safety Assessment (DSA)

Revenue from continuing operations for the DSA segment was $253.2 million in the fourth quarter of 2017, an increase of 4.8% from $241.7 million in the fourth quarter of 2016. Organic revenue growth of 6.8% was driven by both the Discovery Services and Safety Assessment businesses. The DSA revenue increase was driven primarily by demand from biotechnology clients.

In the fourth quarter of 2017, the DSA segment’s GAAP operating margin increased to 18.6% from 18.1% in the fourth quarter of 2016. The GAAP operating margin increase was due primarily to higher site consolidation costs in the fourth quarter of 2016, associated with the Company’s ongoing efficiency initiatives. On a non-GAAP basis, the operating margin decreased to 22.0% from 23.8% in the fourth quarter of 2016. The non-GAAP operating margin decline was driven primarily by study mix and higher staffing costs to support growth. In addition, foreign exchange reduced the DSA operating margin by approximately 80 basis points.

Manufacturing Support (Manufacturing)

Revenue for the Manufacturing segment was $104.8 million in the fourth quarter of 2017, an increase of 4.5% from $100.3 million in the fourth quarter of 2016. Organic revenue growth was 11.8%, driven by strong performances from the Microbial Solutions and Biologics Testing Solutions businesses.

In fourth quarter of 2017, the Manufacturing segment’s GAAP operating margin increased to 34.7% from 31.0% in the fourth quarter of 2016. On a non-GAAP basis, the operating margin increased to 37.6% from 34.2% in the fourth quarter of 2016. The GAAP and non-GAAP operating margin improvements were driven primarily by enhanced manufacturing efficiency and volume leverage from higher revenue in the Microbial Solutions business.

Full-Year Results

For 2017, revenue increased by 10.5% to $1.86 billion from $1.68 billion in 2016. Organic revenue growth was 6.7%.

On a GAAP basis, net income from continuing operations attributable to common shareholders was $123.5 million in 2017, a decrease of 20.1% from $154.5 million in 2016. Diluted earnings per share on a GAAP basis in 2017 were $2.54, a decrease of 21.1% from $3.22 in 2016.

On a non-GAAP basis, net income from continuing operations was $256.0 million in 2017, an increase of 16.9% from $218.9 million in 2016. Diluted earnings per share on a non-GAAP basis in 2017 were $5.27, an increase of 15.6% from $4.56 in 2016.

On both a GAAP and non-GAAP basis, the Company recorded gains from venture capital investments totaling $0.29 per share in 2017, compared to gains of $0.13 in 2016. An excess tax benefit associated with stock compensation contributed $0.23 per share in 2017.

Research Models and Services (RMS)

For 2017, RMS revenue was $493.6 million, a decrease of 0.1% from $494.0 million in 2016. Organic revenue growth was 1.2%.

On a GAAP basis, the RMS segment operating margin decreased to 23.2% in 2017 from 27.6% in 2016. On a non-GAAP basis, the operating margin decreased to 27.3% in 2017 from 28.4% in 2016.

Discovery and Safety Assessment (DSA)

For 2017, DSA revenue was $980.0 million, an increase of 17.1% from $836.6 million in 2016. Organic revenue growth was 7.5%.

On a GAAP basis, the DSA segment operating margin increased to 18.8% in 2017 from 16.5% in 2016. On a non-GAAP basis, the operating margin decreased to 22.3% in 2017 from 22.7% in 2016.

Manufacturing Support (Manufacturing)

For 2017, Manufacturing revenue was $384.0 million, an increase of 9.5% from $350.8 million in 2016. Organic revenue growth was 12.9%.

On a GAAP basis, the Manufacturing segment operating margin increased to 32.3% in 2017 from 29.8% in 2016. On a non-GAAP basis, the operating margin increased to 35.5% in 2017 from 33.8% in 2016.

Stock Repurchase Update

During the fourth quarter of 2017, the Company did not repurchase any shares of its common stock. For the full-year 2017, the Company repurchased 957,292 shares for a total of $90.6 million. As of December 30, 2017, the Company had $129.1 million available on its authorized stock repurchase program.

Acquisition of MPI Research

In a separate press release today, Charles River announced that it has entered into a definitive agreement to acquire MPI Research for approximately $800 million in cash, subject to customary closing adjustments.

MPI is a leading non-clinical contract research organization (CRO) providing comprehensive testing services to biopharmaceutical and medical device companies worldwide. Acquiring MPI will enhance Charles River’s position as a leading global early-stage CRO by strengthening its ability to partner with clients across the drug discovery and development continuum. MPI is expected to be reported as part of Charles River’s Discovery and Safety Assessment segment.

The transaction is expected to be accretive to non-GAAP earnings per share by approximately $0.25 in 2018 and approximately $0.60 in 2019. The Company expects to generate operational synergies as a result of the acquisition, with benefits totaling $13 to $16 million by the end of 2019. Items excluded from non-GAAP earnings per share are expected to include all acquisition-related costs, which primarily include amortization of intangible assets, certain costs associated with efficiency initiatives, advisory fees, certain third-party integration costs, and the write-off of deferred financing costs and fees related to debt financing.

2018 Guidance

The Company is providing the following revenue growth and earnings per share guidance for 2018, both excluding and including the impact of the planned acquisition of MPI Research, which was announced on February 13, 2018.

Excluding MPI, earnings per share in 2018 are expected to benefit from both higher revenue and modest operating margin improvement. The 2018 earnings per share guidance includes a gain of $0.14 on venture capital investments, and $0.14 for the excess tax benefit associated with stock compensation. In 2017, venture capital investment gains and the excess tax benefit associated with stock compensation represented $0.52 combined, which creates a $0.24 per share headwind for 2018 earnings per share.

Adjusting for gains from venture capital investments and the excess tax benefit from stock compensation in both 2018 and 2017, year-over-year earnings per share growth is expected to be approximately 119%-127% on a GAAP basis, and 8-11% on a non-GAAP basis.

The Company’s revenue and earnings per share guidance excluding the impact of MPI is as follows:

2018 GUIDANCE EXCLUDING MPI (from continuing operations)
Revenue growth, reported	7.2% - 8.2%
Less: Contribution from acquisitions (1)	(0.5% - 1.0%)
Less: Favorable impact from foreign exchange	(~1.0%)
Revenue growth, organic (2)	5.7% - 6.7%
GAAP EPS estimate (3)	$4.71 - $4.86
Amortization of intangible assets	~$0.58
Charges related to global efficiency initiatives (4)	~$0.08
Acquisition-related adjustments (5)	~$0.05
Non-GAAP EPS estimate	$5.42 - $5.57

Footnotes to Guidance Table excluding MPI:

(1) The contribution from acquisitions reflects only the completed acquisitions of Brains On-Line and KWS BioTest.
(2) Organic revenue growth is defined as reported revenue growth adjusted for acquisitions, the divestiture of the CDMO business, and foreign currency translation. Divestiture of the CDMO business is not expected to have a material impact on the revenue growth rate in 2018.
(3) GAAP EPS guidance and related adjustments do not include any acquisition-related costs and charges associated with the planned acquisition of MPI because the transaction has not been completed and estimates for these costs have not been finalized.
(4) These charges relate primarily to the Company’s planned efficiency initiatives including the closure of the Maryland research model production site. These charges primarily include accelerated lease obligations and severance. Other projects in support of the global productivity and efficiency initiatives are expected, but these charges reflect only the decisions that have already been finalized.

(5) These adjustments are related to the evaluation and integration of acquisitions completed prior to February 2018, and do not include any costs related to the planned acquisition of MPI. These adjustments primarily include transaction, advisory, and certain third-party integration costs, as well as certain costs associated with acquisition-related efficiency initiatives.

The Company is also providing revenue and non-GAAP earnings per share guidance for 2018 including the benefit of the MPI acquisition. This combined guidance assumes that the transaction will be completed early in the second quarter of 2018. MPI is expected to be reported as part of Charles River’s DSA segment.

2018 GUIDANCE INCLUDING MPI (from continuing operations)
Charles River revenue growth, reported	7.2% - 8.2%
Contribution from MPI	9% - 10%
Revenue growth including MPI, reported	16% - 18%
Charles River non-GAAP EPS estimate	$5.42 - $5.57
Contribution from MPI	~$0.25
Non-GAAP EPS estimate including MPI (1)	$5.67 - $5.82

Footnote to Guidance Table including MPI:

(1) Additional items excluded from non-GAAP earnings per share are expected to include MPI acquisition and integration-related costs, which primarily include amortization of intangible assets, transaction, advisory and certain third-party integration costs, as well as certain costs associated with acquisition-related efficiency initiatives and the write-off of deferred financing costs and fees related to debt financing. Estimates of these costs have not been finalized.

Webcast

Charles River has scheduled a live webcast on Tuesday, February 13, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of GAAP financial measures to non-GAAP financial measures on the website.

Leerink Healthcare Conference Presentation

Charles River will present at the LEERINK Partners 7th Annual Global Healthcare Conference in New York, on Wednesday, February 14, at 1:00 p.m. ET. Management will provide an overview of Charles River’s strategic focus and business developments.

A live webcast of the presentation will be available through a link that will be posted on ir.criver.com. A webcast replay will be accessible through the same website shortly after the presentation and will remain available for approximately two weeks.

Non-GAAP Reconciliations/Discontinued Operations

The Company reports non-GAAP results in this press release, which exclude often one-time charges and other items that are outside of normal operations. A reconciliation of GAAP to non-GAAP results is provided in the schedules at the end of this press release. In addition, the Company reports results from continuing operations, which exclude results of the Phase I clinical business that was divested in 2011. The Phase I business is reported as a discontinued operation.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude the amortization of intangible assets, and other charges related to our acquisitions, including the intended acquisition of MPI Research; bargain gains associated with our acquisitions; expenses associated with evaluating and integrating acquisitions and divestitures, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate, or divest; severance and other costs associated with our efficiency initiatives; gain on and tax effect of the divestiture of the CDMO business; the write-off of a relocation subsidy liability in our China research models business; the write-off of deferred financing costs and fees related to debt financing; and costs related to a U.S. government billing adjustment and related expenses. This press release also refers to our revenue in both a GAAP and non-GAAP basis: “constant currency,” which we define as reported revenue growth adjusted the impact of foreign currency translation, and “organic revenue growth,” which we define as reported revenue growth adjusted for foreign currency translation, acquisitions, the divestiture, and the 53rd week. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions and divestitures (and in certain cases, the evaluation of such acquisitions and divestitures, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities and their underlying associated costs, such as business acquisitions, generally occur periodically but on an unpredictable basis. We calculate non-GAAP integration costs to include third-party integration costs incurred post-acquisition. Presenting revenue on a constant-currency basis allows investors to measure our revenue growth exclusive of foreign currency exchange fluctuations more clearly. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding the projected future financial performance of Charles River and our specific businesses, including revenue (on both a reported, constant-currency, and organic growth basis), operating margins, earnings per share, the expected impact of foreign exchange rates, and the expected benefit of our life science venture capital investments; the future demand for drug discovery and development products and services, including our expectations for future revenue trends; our expectations with respect to the impact of acquisitions, including the intended acquisition of MPI Research, on the Company, our service offerings, client perception, strategic relationships, revenue, revenue growth rates, and earnings; our expectations regarding the timing of the close of the MPI acquisition, MPI’s final 2017 financial results, and our expected operational synergies; the development and performance of our services and products; market and industry conditions including the outsourcing of services and spending trends by our clients; the potential outcome of and impact to our business and financial operations due to litigation and legal proceedings; the impact of U.S. tax reform passed in the fourth quarter of 2017; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to revenue, the impact of foreign exchange, and enhanced efficiency initiatives. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; the ability to execute our efficiency initiatives on an effective and timely basis (including divestitures and site closures, such as our Maryland research model production site); the timing and magnitude of our share repurchases; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our clients; the ability to convert backlog to revenue; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations (including the impact of Brexit); changes in tax regulation and laws, including recent U.S. tax reform; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 14, 2017, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 1
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Total revenue	$478 477	$466 789	$1 857 601	$1 681 432
Cost of revenue (excluding amortization of intangible assets)	310 728	286 908	1 155 287	1 034 766
Selling, general and administrative	94 560	98 481	373 446	367 548
Amortization of intangible assets	10 457	12 309	41 370	41 699
Operating income	62 732	69 091	287 498	237 419
Interest income	193	306	690	1 314
Interest expense	(7 724)	(7 510)	(29 777)	(27 709)
Other income, net	13 852	1 838	38 544	11 897
Income from continuing operations, before income taxes	69 053	63 725	296 955	222 921
Provision for income taxes	98 097	18 450	171 369	66 835
Income (loss) from continuing operations, net of income taxes	(29 044)	45 275	125 586	156 086
Income (loss) from discontinued operations, net of income taxes	(23)	(48)	(137)	280
Net income (loss)	(29 067)	45 227	125 449	156 366
Less: Net income attributable to noncontrolling interests	782	547	2 094	1 601
Net income (loss) attributable to common shareholders	$(29 849)	$44 680	$123 355	$154 765

Earnings (loss) per common share
Basic:
Continuing operations attributable to common shareholders	$(0,63)	$0,95	$2,60	$3,28
Discontinued operations	$—	$—	$—	$0,01
Net income (loss) attributable to common shareholders	$(0,63)	$0,95	$2,60	$3,29
Diluted:
Continuing operations attributable to common shareholders	$(0,63)	$0,93	$2,54	$3,22
Discontinued operations	$—	$—	$—	$0,01
Net income (loss) attributable to common shareholders	$(0,63)	$0,93	$2,54	$3,23

Weighted average number of common shares outstanding
Basic	47 337	47 194	47 481	47 014
Diluted	47 337	48 265	48 564	47 958

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 2
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$163 794	$117 626
Trade receivables, net	430 016	364 050
Inventories	114 956	95 833
Prepaid assets	36 544	34 315
Other current assets	81 315	45 008
Total current assets	826 625	656 832
Property, plant and equipment, net	781 973	755 827
Goodwill	804 906	787 517
Client relationships, net	301 891	320 157
Other intangible assets, net	67 871	74 291
Deferred tax asset	22 654	28 746
Other assets	124 002	88 430
Total assets	$2 929 922	$2 711 800

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Current portion of long-term debt and capital leases	$30 998	$27 313
Accounts payable	77 838	68 485
Accrued compensation	101 044	93 471
Deferred revenue	117 569	127 731
Accrued liabilities	89 780	84 470
Other current liabilities	44 460	26 500
Current liabilities of discontinued operations	1 815	1 623
Total current liabilities	463 504	429 593
Long-term debt, net and capital leases	1 114 105	1 207 696
Deferred tax liabilities	89 540	55 717
Other long-term liabilities	194 815	159 239
Long-term liabilities of discontinued operations	3 942	5 771
Total liabilities	1 865 906	1 858 016
Redeemable noncontrolling interest	16 609	14 659
Total equity attributable to common shareholders	1 045 080	836 768
Noncontrolling interests	2 327	2 357
Total liabilities, redeemable noncontrolling interest and equity	$2 929 922	$2 711 800

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 3
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)(1)
(in thousands, except percentages)

	Three Months Ended		Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Research Models and Services
Revenue	$120 432	$124 712	$493 615	$494 037
Operating income	12 696	33 310	114 712	136 365
Operating income as a % of revenue	10,5%	26,7%	23,2%	27,6%
Add back:
Amortization related to acquisitions	438	577	1 676	2 353
Severance	429	139	429	757
Government billing adjustment and related expenses	—	—	150	634
Site consolidation costs, impairments and other items	17 716	—	17 716	207
Total non-GAAP adjustments to operating income	$18 583	$716	$19 971	$3 951
Operating income, excluding non-GAAP adjustments	$31 279	$34 026	$134 683	$140 316
Non-GAAP operating income as a % of revenue	26,0%	27,3%	27,3%	28,4%

Depreciation and amortization	$4 318	$5 240	$19 627	$20 853
Capital expenditures	$7 110	$5 676	$20 879	$11 642

Discovery and Safety Assessment
Revenue	$253 226	$241 734	$980 022	$836 593
Operating income	47 097	43 643	184 063	138 157
Operating income as a % of revenue	18,6%	18,1%	18,8%	16,5%
Add back:
Amortization related to acquisitions	7 775	8 675	29 882	27 743
Severance	—	197	356	7 684
Acquisition related adjustments (2)	630	872	2 933	5 189
Site consolidation costs, impairments and other items	94	4 062	929	11 341
Total non-GAAP adjustments to operating income	$8 499	$13 806	$34 100	$51 957
Operating income, excluding non-GAAP adjustments	$55 596	$57 449	$218 163	$190 114
Non-GAAP operating income as a % of revenue	22,0%	23,8%	22,3%	22,7%

Depreciation and amortization	$20 688	$20 588	$79 355	$71 816
Capital expenditures	$11 064	$13 633	$36 616	$27 493

Manufacturing Support
Revenue	$104 819	$100 343	$383 964	$350 802
Operating income	36 338	31 096	123 903	104 543
Operating income as a % of revenue	34,7%	31,0%	32,3%	29,8%
Add back:
Amortization related to acquisitions	2 244	3 283	9 812	12 650
Severance (3)	873	—	2 493	31
Acquisition related adjustments (2)	—	(55)	26	1 090
Site consolidation costs, impairments and other items	—	—	—	301
Total non-GAAP adjustments to operating income	$3 117	$3 228	$12 331	$14 072
Operating income, excluding non-GAAP adjustments	$39 455	$34 324	$136 234	$118 615
Non-GAAP operating income as a % of revenue	37,6%	34,2%	35,5%	33,8%

Depreciation and amortization	$5 572	$6 884	$22 893	$25 566
Capital expenditures	$8 077	$4 000	$15 188	$12 247

Unallocated Corporate Overhead	$(33 399)	$(38 958)	$(135 180)	$(141 646)
Add back:
Acquisition related adjustments (2)	1 189	2 552	$3 728	$15 608
Total non-GAAP adjustments to operating expense	$1 189	$2 552	$3 728	$15 608
Unallocated corporate overhead, excluding non-GAAP adjustments	$(32 210)	$(36 406)	$(131 452)	$(126 038)

Total
Revenue	$478 477	$466 789	$1 857 601	$1 681 432
Operating income	$62 732	$69 091	$287 498	$237 419
Operating income as a % of revenue	13,1%	14,8%	15,5%	14,1%
Add back:
Amortization related to acquisitions	10 457	12 535	41 370	42 746
Severance	1 302	336	3 278	8 472
Acquisition related adjustments (2)	1 819	3 369	6 687	21 887
Government billing adjustment and related expenses	—	—	150	634
Site consolidation costs, impairments and other items	17 810	4 062	18 645	11 849
Total non-GAAP adjustments to operating income	$31 388	$20 302	$70 130	$85 588
Operating income, excluding non-GAAP adjustments	$94 120	$89 393	$357 628	$323 007
Non-GAAP operating income as a % of revenue	19,7%	19,2%	19,3%	19,2%

Depreciation and amortization	$33 484	$35 542	$131 159	$126 658
Capital expenditures	$28 503	$25 679	$82 431	$55 288

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2)	These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration.

(3)	The adjustment for FY 2017 includes transition costs associated with the February 2017 divestiture of the CDMO business.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 4
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (UNAUDITED)(1)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Net income (loss) attributable to common shareholders	$(29 849)	$44 680	$123 355	$154 765
Less: Income (loss) from discontinued operations, net of income taxes	(23)	(48)	(137)	280
Net income (loss) from continuing operations attributable to common shareholders	(29 826)	44 728	123 492	154 485
Add back:
Non-GAAP adjustments to operating income (Refer to Schedule 3)	31 388	20 302	70 130	85 588
Gain on divestiture of CDMO business	—	—	(10 577)	—
Write-off of deferred financing costs and fees related to debt financing	—	—	—	987
Acquisition related adjustments (2)	—	—	—	815
Reversal of an indemnification asset associated with acquisition and corresponding interest (3)	—	—	—	54
Gain on bargain purchase (4)	(277)	15	(277)	15
Debt forgiveness associated with a prior acquisition (5)	(1 863)	—	(1 863)	—
Tax effect of non-GAAP adjustments:
Tax effect from U.S. Tax Reform (6)	78 537	—	78 537	—
Tax effect from divestiture of CDMO business	(300)	—	17 705	—
Tax effect of the remaining non-GAAP adjustments	(9 482)	(6 719)	(21 184)	(23 025)
Net income from continuing operations attributable to common shareholders, excluding non-GAAP adjustments	$68 177	$58 326	$255 963	$218 919

Weighted average shares outstanding - Basic	47 337	47 194	47 481	47 014
Effect of dilutive securities:
Stock options, restricted stock units, performance share units and restricted stock	1 290	1 071	1 083	944
Weighted average shares outstanding - Diluted	48 627	48 265	48 564	47 958

Earnings (loss) per share from continuing operations attributable to common shareholders
Basic	$(0,63)	$0,95	$2,60	$3,28
Diluted	$(0,63)	$0,93	$2,54	$3,22

Basic, excluding non-GAAP adjustments	$1,44	$1,24	$5,39	$4,66
Diluted, excluding non-GAAP adjustments	$1,40	$1,21	$5,27	$4,56

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2)	The amount represents a $1.5 million charge recorded in connection with the modification of the option to purchase the remaining 13% equity interest in Vital River, partially offset by a $0.7 million gain on remeasurement of previously held equity interest in an entity acquired in a step acquisition.

(3)	These amounts represent the reversal of an uncertain tax position and an offsetting indemnification asset primarily related to the acquisition of BioFocus.

(4)	The amounts in the current year relate to an immaterial acquisition that represents the excess of the estimated fair value of the net assets acquired over the purchase price.

(5)	The amount represents the forgiveness of a liability related to the acquisition of Vital River.

(6)	The amounts for 4Q17 and FY 2017 include a $78.5 million estimate for the impact of the enactment of U.S. Tax Reform legislation. The estimated impact of U.S. Tax Reform consists of the one-time transition tax on unrepatriated earnings (also known as the toll tax), withholding and state taxes related to the Company’s withdrawal of its indefinite reinvestment assertion regarding unremitted earnings, and the revaluation of U.S. federal net deferred tax liabilities. The final impact of U.S. Tax Reform may differ from these estimates, due to, among other things, changes in interpretations, analysis, and assumptions made by the Company, additional guidance that may be issued by regulatory agencies, and any updated or changes to estimates the Company utilized to calculate the transition impact.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 5
RECONCILIATION OF GAAP REVENUE GROWTH
TO NON-GAAP REVENUE GROWTH, ORGANIC (UNAUDITED) (1)

For the three months ended December 30, 2017	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	2,5%	(3,4)%	4,8%	4,5%
(Increase) Decrease due to foreign exchange	(2,4)%	(2,1)%	(2,1)%	(3,5)%
Contribution from acquisitions (2)	(0,7)%	—%	(1,4)%	—%
Impact of CDMO divestiture (3)	1,1%	—%	—%	5,5%
Effect of 53rd week in fiscal year 2016	5,1%	4,1%	5,5%	5,3%
Non-GAAP revenue growth, organic (4)	5,6%	(1,4)%	6,8%	11,8%

For the twelve months ended December 30, 2017	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	10,5%	(0,1)%	17,1%	9,5%
(Increase) Decrease due to foreign exchange	—%	0,2%	0,2%	(0,7)%
Contribution from acquisitions (2)	(6,0)%	—%	(11,5)%	(1,5)%
Impact of CDMO divestiture (3)	0,8%	—%	—%	3,8%
Effect of 53rd week in fiscal year 2016	1,4%	1,1%	1,7%	1,8%
Non-GAAP revenue growth, organic (4)	6,7%	1,2%	7,5%	12,9%

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2)	The contribution from acquisitions reflects only completed acquisitions.

(3)	The CDMO business, which was acquired as part of WIL Research on April 4, 2016, was divested on February 10, 2017. This adjustment represents the revenue from the CDMO business for all applicable periods in 2017 and 2016.

(4)	Organic revenue growth is defined as reported revenue growth adjusted for acquisitions, the divestiture of the CDMO business, the effect of the 53rd week in fiscal year 2016, and foreign exchange.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 6
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

Twelve Months Ended
	December 30, 2017	December 31, 2016

Cash flows relating to operating activities	$318 074	$316 899
Cash flows relating to investing activities	(72 586)	(692 672)
Cash flows relating to financing activities	(208 476)	380 756
Cash flows used in discontinued operations	(1 809)	(2 056)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	11 234	(2 996)
Net change in cash, cash equivalents, and restricted cash	46 437	(69)
Cash, cash equivalents, and restricted cash, beginning of period (1)	119 894	119 963
Cash, cash equivalents, and restricted cash, end of period (2)	$166 331	$119 894

(1)	Includes restricted cash of $2.3 million and $2.0 million as of December 31, 2016 and December 26, 2015, respectively, which are reported in current and long-term other assets within the consolidated balance sheets.

(2)	Includes restricted cash balances of $2.5 million and $2.3 million as of December 30, 2017 and December 31, 2016, respectively, which are reported in current and long-term other assets within the consolidated balance sheets.

CONTACT:
Charles River Laboratories International, Inc.
Investors:
Susan E. Hardy, 781-222-6190
Corporate Vice President,
Investor Relations
susan.hardy@crl.com
or
Media:
Amy Cianciaruso, 781-222-6168
Corporate Vice President,
Public Relations
amy.cianciaruso@crl.com